EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT:

Thomas A. H. White
Vice President,
Investor Relations
423.755.8996

Linnea R. Olsen
Director,
Corporate Relations
207.575.4452

UNUMPROVIDENT
CORPORATION

1 FOUNTAIN SQUARE,
CHATTANOOGA, TN 37402

2211 CONGRESS STREET,
PORTLAND, ME 04122

www.unumprovident.com

January 13, 2003
UnumProvident Corporation Announces
Agreement to Acquire UK Group Risk
Business from Sun Life Financial

Chattanooga, TN – UnumProvident Corporation (NYSE: UNM) today announced that its insurance subsidiary in the United Kingdom, Unum Limited, has entered into an agreement with Sun Life Financial to acquire its UK group income protection business together with the renewal rights to the group life business. The move solidifies Unum Limited’s leadership position in the group market, a strategic priority for UnumProvident. The acquired business covers more than 1 million lives and approximately 5,000 policies.

J. Harold Chandler, Chairman, President and Chief Executive Officer of UnumProvident said, “We are pleased that our Unum Limited subsidiary has completed this agreement with Sun Life Financial. It affords us the opportunity to expand our market presence in the United Kingdom in a capital efficient manner.”

Susan Ring, Chairman and Managing Director of Unum Limited said, “This acquisition is a key step in building our markets in the UK. It achieves UnumProvident’s strategic intention to build on our existing competitive advantage in our core areas of expertise.”

This transaction is subject to approval by UK regulators. The terms of the deal were not disclosed.

The subsidiaries of UnumProvident Corporation offer a comprehensive, integrated portfolio of products and services backed by industry-leading return-to-work resources and disability expertise.

UnumProvident is the world leader in protecting income and lifestyles through its comprehensive offering of group, individual, and voluntary benefits products and services. UnumProvident has operations in the United States, Canada, the U.K., Japan, and elsewhere around the world.

A “safe harbor” is provided for “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Statements in this press release, which are not historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include such general matters as general economic or business conditions; events or consequences relating to terrorism and acts of war; competitive factors, including pricing pressures; legislative or regulatory changes; and the interest rate environment. More specifically, they include fluctuations in insurance reserve liabilities, projected new sales and renewals, persistency rates, incidence and recovery rates, pricing and underwriting projections, retained risks in reinsurance operations, availability and cost of reinsurance, level and results of claim-related litigation, the level of pension benefit costs and funding, and investment results, including credit deterioration of investments. For further information of risks and uncertainties that could affect actual results, see the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2001 and subsequently filed Form 10-Qs. The forward-looking statements are being made as of the date of this press release and the Company expressly disclaims any obligation to update any forward-looking statement contained herein.

###